UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 31, 2016 (August 26, 2016)

TRIBUNE MEDIA COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-08572	36-1880355
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

435 North Michigan Avenue, Chicago, Illinois	60611
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 210-2786

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 26, 2016, IL-Tribune Tower, LLC , a Delaware limited liability company and a wholly-owned subsidiary of Tribune Media Company (the “Company”), entered into an agreement (the “Agreement”) for the sale of Tribune Tower and the related parcel of land in Chicago, Illinois for a purchase price of $205 million in cash and an additional contingent payment of up to $35 million in cash (the “Transaction”). A copy of the press release is furnished as Exhibit 99.1 to this report.

In connection with the Agreement, a non-refundable deposit is being held in escrow pursuant to the terms of the Agreement. The Transaction is expected to close during the third quarter of 2016. The consummation of such Transaction is subject to the satisfaction or waiver of customary closing conditions and there can be no assurance that this sale will be completed in a timely manner or at all.

The foregoing does not constitute a complete summary of the terms of the Agreement. The Agreement will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2016.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release dated August 30, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 31, 2016	Tribune Media Company

	By:	/s/ Edward P. Lazarus
Edward P. Lazarus
Executive Vice President, General Counsel, Chief Strategy Officer and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated August 30, 2016.